Exhibit 10.6

GREEN MOUNTAIN COFFEE ROASTERS, INC.
PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Award Agreement (this “Agreement”) is made and entered into as of [•] (the “Grant Date”) by and between Green Mountain Coffee Roasters, Inc. (the “Company”) and [•] (the “Participant”), pursuant to the terms of the Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan (as amended from time to time, the “Plan”).

Participant:	<<Participant Name>> (the “Participant”)

Grant Date:	<<Grant Date>> (the “Grant Date”)

Target Number of Performance Stock Units:	<<Number of Target Performance Stock Units>> (the “Target Award”)

Performance-Based Vesting Conditions:	See Annex A

Performance Period:	See Annex A

Time-Based Vesting Schedule:	See Section 4

1.     Grant of Performance Stock Units.  The Company hereby grants to the Participant on the Grant Date a Performance Award (the “Award”) consisting of the target number of Stock Units (the “Performance Stock Units”) set forth above (the “Target Award”).  Each Performance Stock Unit represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and the Plan, one share of Stock (each, a “Share” or together, the “Shares”).

2.     Award Subject to Plan.  The Award is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  In the event of any conflict, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the meanings ascribed to them in the Plan.

3.     Percentage of Target Award that May be Earned.  Except as otherwise provided herein, the percentage of the Target Award that that may be earned by the Participant will be determined in accordance with Annex A hereto (which Annex A is incorporated by reference and is made part of this Agreement).

4.     Vesting of Earned Stock Units; Effect of Termination of Employment.

4.1     Except as otherwise provided herein, provided that the Participant remains in continuous Employment  through the applicable vesting date, fifty percent (50%) of the Earned Stock Units will vest on the Initial Vesting Date and fifty percent (50%) of the Earned Stock Units will vest on the one-year anniversary of the Initial Vesting Date.  The Earned Stock Units that vest on the Initial Vesting Date will be settled by the Company not later than December 31, 2014 and the Earned Stock Units that vest on the one-year anniversary of the Initial Vesting Date will be settled by the Company in calendar year 2015 and not later than December 31, 2015.  Subject to Section 4.2 of this Agreement, if the Participant’s Employment is terminated prior to a vesting date, any then unvested Performance Stock Units or Earned Stock Units, as the case may be, will terminate without any consideration therefore due or payable to the Participant.

4.2     Notwithstanding the foregoing vesting schedule, and subject to compliance with Section 11, the following provisions will apply:

(a)    Termination upon Participant’s Death.  If the Participant’s Employment terminates as a result of the Participant’s death prior to the last day of the Performance Period (such last day of the Performance Period, the “Measurement Date”), the Performance Stock Units will immediately vest in full as of the date of the Participant’s death as if 100% of the Target Award had been earned in accordance with Annex A (and such Performance Stock Units that so vest as provided for in this sentence will be deemed to be “Earned Stock Units” for purposes of the remaining sections of this Agreement).  If such termination occurs after the Measurement Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in Accordance with Annex A, any Earned Stock Units that are unvested as of the date of the Participant’s death will immediately vest as of such date.

(b)    Vesting due to Disability.  If a Participant becomes disabled prior to the Measurement Date, the Performance Stock Units will immediately vest in full as of the date the Participant becomes disabled as if 100% of the Target Award had been earned in accordance with Annex A (and such Performance Stock Units that so vest as provided for in this sentence will be deemed to be “Earned Stock Units” for purposes of the remaining sections of this Agreement).  If the Participant becomes disabled after the Measurement Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in Accordance with Annex A, any Earned Stock Units that are unvested as of the date the Participant becomes disabled will immediately vest as of such date.  For purposes of this Agreement, a Participant will be considered “disabled” at such time as the Administrator determines that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under a Company disability plan.

(c)     Termination upon Participant’s Retirement.  If a Retirement-Eligible Participant’s Employment terminates for any reason other than death, disability (within the meaning of Section 4.2(b) of this Agreement) or a termination for Cause (“Retirement”) prior to the Measurement  Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in Accordance with Annex A, as of the Measurement Date, a number of Performance Stock Units will vest equal to the product obtained by multiplying (x) the number of Earned Stock Units by (y) a fraction, the numerator of which is the number of days the Participant was continuously employed during the period beginning on the Measurement Start Date and ending on the date of such termination of Employment, and the denominator of which is the number of days from the Measurement Start Date until the Measurement Date.  If such termination occurs after the Measurement Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in Accordance with Annex A, any Earned Stock Units that are unvested as of the date of such termination of Employment will immediately vest as of such date.  For purposes of this Agreement, a Participant will be considered a “Retirement-Eligible Participant” from and after the earliest date, if any, on which the Participant either (i) is at least fifty-five (55) years of age and has at least fifteen (15) years of service with the Company or any subsidiary of the Company (counting service with any entity that is a subsidiary of the Company only during such periods as it is a subsidiary of the Company, except as the Administrator may otherwise determine) (“retirement-eligibility service”), or (ii) is at least sixty (60) years of age and has at least five (5) years of retirement-eligibility service.

(d)    Termination upon Participant’s Involuntary Termination Not-for-Cause.  If the Employment of a Participant who is not a Retirement-Eligible Participant terminates as a result of the Participant’s involuntary termination not-for-Cause prior to the Measurement Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in accordance with Annex A, as of the Measurement Date, a number of Performance Stock Units will vest equal to the product obtained by multiplying (x) the number of Earned Stock Units by (y) a fraction, the numerator of which is the number of days the Participant was continuously employed during the period beginning on the Measurement Start Date and ending on the date of such termination of Employment, and the denominator of which is the number of days from the Measurement Start Date until the Measurement Date.  If such termination occurs after the Measurement Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in accordance with Annex A, any Earned Stock Units that are unvested as of the date of such termination of Employment will immediately vest as of such date.

(e)     Termination upon Participant’s Voluntary Termination or for Cause.  If the Employment of a Participant who is not a Retirement-Eligible Participant terminates due to the Participant’s voluntary termination or if the Employment of the Participant (whether or not a Retirement-Eligible Participant) is terminated by the Company for Cause, any then unvested or unearned portion of the Award will be immediately forfeited upon the date of such termination without any payment or consideration due by the Company.  For purposes of this Agreement, other than Section 4.2(f) and the definition of “Qualifying Termination,” “Cause” has the meaning, if any, ascribed to it in an employment agreement between the Participant and the Company in effect on the date the Participant terminates Employment, or if no such definition exists, means any or any combination of the following: (i) commission by the Participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the Participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the Participant thereof; or (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Company that is materially injurious to the Company.

(f)     Change in Control.  In the event the Participant experiences a “Qualifying Termination” as defined in the Company’s 2008 Change-in-Control Severance Benefit Plan, as amended from time to time (the “CIC Severance Plan”), prior to the Measurement Date, the Performance Stock Units will immediately vest in full as of the date of such Qualifying Termination as if 100% of the Target Award had been earned in accordance with Annex A (and such Performance Stock Units will be deemed to be “Earned Stock Units “ for purposes of the remaining sections of this Agreement).  If the Participant’s Qualifying Termination occurs after the Measurement Date, subject to the Administrator’s determination and certification of the achievement of the Performance Targets in accordance with Annex A, any Earned Stock Units that are unvested as of the date of such termination of Employment will immediately vest as of such date.

5.     Settlement.  Subject to Sections 4.1 and 7 hereof, promptly following the applicable vesting date, and in any event no later than sixty (60) days following such vesting date, the Company will (i) issue and deliver to the Participant the number of shares of Stock equal to the applicable number of Earned Stock Units; and (ii) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the shares of Stock so delivered to the Participant.

6.     Rights as Shareholder; Limits on Transfer.  Each Performance Stock Unit represents an unfunded and unsecured promise by the Company to deliver one Share to the Participant upon vesting of the Performance Stock Unit.  The Participant will not have any rights of a shareholder with respect to any Performance Stock Units (including any voting rights or rights with respect to dividends) unless and until the Performance Stock Unit is earned and vests and is settled by the issuance of one or more shares of Stock.  Neither the Performance Stock Units nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant except upon the Participant’s death to a beneficiary designated in writing by the Participant in accordance with procedures established by the Administrator, or if none, to the person to whom the Award passes by will or the laws of descent and distribution.

7.     Withholding; Section 409A; Tax Liability.

7.1     The Participant will be required to pay to the Company, and the Company will have the right to deduct from any compensation paid to the Participant pursuant to this Agreement or otherwise, the amount of any required withholding or other applicable taxes in respect of the Performance Stock Units or the Earned Stock Units, and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding or other applicable taxes.  The Administrator may permit the Participant to satisfy any federal, state or local tax withholding obligation (income or employment) by authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable or deliverable to the Participant as a result of the vesting and/or settlement of the Earned Stock Units; provided, however, that no shares of Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

7.2     If the Participant is determined to be a “specified employee” within the meaning of Section 409A, and the Treasury regulations thereunder, as determined by the Administrator, at the time of the Participant’s “separation from service” within the meaning of Section 409A and the Treasury regulations thereunder, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, the settlement and delivery of any Shares hereunder upon such separation from service will be delayed until the earlier of (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases will be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).  Each payment made under this Agreement shall be treated as a separate payment.

7.3     This Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

8.     Compliance with Law.  The issuance and transfer of the Shares will be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed.  No shares of Stock will be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

9.     Data Privacy.  By accepting this Award, the Participant hereby explicitly consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as may be necessary to administer or give effect to this Agreement.  The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Stock or directorships held in the Company, details of all Performance Stock Units or any other entitlement to Stock awarded, cancelled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Performance Stock Units may be deposited.  The Participant understands that Data will be held only as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan.  The Participant understands that refusal or withdrawal of consent may affect his or her ability to participate in the Plan.

10.  Electronic Delivery.  The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Plan.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.  Non-competition and Non-solicitation.

11.1   In consideration of the grant of the Performance Stock Units, the Participant agrees and covenants not to, without the explicit written permission of the Company’s General Counsel:

(a)    work for, be employed or engaged by, or in any manner contribute his or her knowledge or services to, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity, any entity engaged in the same or similar business as the Company and its Affiliates, for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused);

(b)    directly or indirectly, solicit, hire, recruit, attempt to solicit, hire or recruit, or otherwise induce the termination of employment of, any employee of the Company or its Affiliates, or assist any other person or entity to do any of the foregoing, for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused); or

(c)     directly or indirectly, solicit, contact (including, but not limited to, by e-mail, regular mail, express mail, telephone, fax, or instant message), attempt to contact or meet with any of the then current customers of the Company or any of its Affiliates for purposes of offering, accepting or delivering any goods or services similar to or competitive with those currently offered by the Company or any of its Affiliates, or known by the Participant to be in development by the Company or any of its Affiliates, for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused).

11.2   In the event of a breach of any of the covenants contained in Section 11.1:

(a)    any unvested or unearned portion of the Performance Stock Units or Earned Stock Units will be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan; and

(b)    the Participant hereby consents and agrees that the Company will be entitled to a temporary restraining order and preliminary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, and to an award of its reasonable attorney’s fees incurred in securing such relief.  The aforementioned equitable relief will be in addition to, and not in lieu of, any legal remedies, monetary damages or other available forms of relief.

11.3   Provisions of this Agreement will survive any termination of this Agreement or the expiration or settlement of the Performance Stock Units if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Participant under this Section 11 and the provisions of Section 12 below.

12.  Recovery of Compensation.  The Performance Stock Units, the Earned Stock Units any Shares delivered hereunder and any gains realized or other amounts in respect of such Performance Stock Units or Earned Stock Units will be subject to recoupment by the Company to the extent required to comply with applicable law or regulation or the rules of the stock exchange on which the Company’s Stock is traded.

13.  Notices.  Any notice required to be delivered to the Company under this Agreement will be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices.  Any notice required to be delivered to the Participant under this Agreement will be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.  Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Vermont without regard to conflict of law principles.

15.  Interpretation.  Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or the Company to the Administrator for review.  The resolution of such dispute by the Administrator will be final and binding on the Participant and the Company.

16.  Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors or administrators.

17.  Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

18.  Limitation on Rights; No Right to Future grants; Extraordinary Item.  By entering into this Agreement and accepting the Award, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of this Award is a discretionary one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item which is outside the scope of the Participant’s employment contract, if any; (f) this Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, welfare, insurance, pension or retirement benefits or similar payments; (g) the future value of the Shares subject to this Award is unknown and cannot be predicted with certainty; (h) neither the Plan, this Award nor the issuance of the Shares will (1) confer upon the Participant any right to continue in the employ of (or any other relationship with) the Company or any subsidiary of the Company, (2) if the Participant is an employee, alter in any way the Participant’s “at will” employment, or (3) limit in any respect the right of the Company or any subsidiary to terminate the Participant’s Employment or other relationship with the Company or any subsidiary, as the case may be, at any time, and (i) in the event that the Participant is not a direct employee of the Company, the grant of this Award will not be interpreted to form an employment relationship with the Company; and furthermore, the grant of this Award will not be interpreted to form an employment contract with the Participant’s employer, the Company or any subsidiary.  For the avoidance of doubt, language relating to termination for “Cause” or “not-for-Cause” pertains solely to the opportunity to vest and earn the Performance Stock Units as provided in this Agreement, and does not require the Company to establish “Cause” for the termination of the Participant’s Employment.

19.  Amendment.  The Administrator has the right to amend, alter, suspend, discontinue or cancel the Performance Stock Units prospectively or retroactively; provided, that, no such amendment will adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

20.  Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.  Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions thereof, and accepts the Performance Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:
Linda Longo-Kazanova
Chief Human Resources Officer

Date:

[PARTICIPANT]

By:
Name:

Date: